BB&T Corporation
Corporate Communications 2400 Reynolda Road Winston-Salem, NC 27106-4606
October 19, 2016		News Release

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS Alan Greer Executive Vice President Investor Relations (336) 733-3021	Tamera Gjesdal Senior Vice President Investor Relations (336) 733-3058	MEDIA Brian Davis Vice President Corporate Communications (336) 733-2542

BB&T reports record earnings of $599 million
22% increase over third quarter of 2015

WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported quarterly earnings for the third quarter of 2016. Net income available to common shareholders was $599 million, up 21.7% from the third quarter of 2015. Earnings per diluted common share were $0.73 for the third quarter of 2016. Excluding pre-tax merger-related and restructuring charges of $43 million ($27 million after tax), net income available to common shareholders was $626 million, or $0.76 per diluted share.

Net income available to common shareholders was $541 million ($0.66 per diluted share) for the second quarter of 2016 and $492 million ($0.64 per diluted share) for the third quarter of 2015.

"We are pleased to report record earnings for the third quarter," said Chairman and Chief Executive Officer Kelly S. King. "We achieved strong revenue growth and excellent expense control by capitalizing on our recent acquisitions.

"Taxable-equivalent revenues were $2.8 billion, up $325 million compared to the third quarter of 2015," said King. "For comparison, noninterest expense increased $117 million over the same period, highlighting the strong leverage we achieved with our acquisitions.

"We also completed several strategic actions during the quarter," said King. "We terminated our loss sharing agreements with the FDIC, settled certain matters related to FHA-insured mortgage loans, made a $50 million charitable contribution and completed $160 million of share repurchases. While these actions did not have a significant net impact on our quarterly results, they will reduce ongoing costs and complexity and position us to provide greater returns for our shareholders."

Third Quarter 2016 Performance Highlights

•	Taxable-equivalent revenues were $2.8 billion for the third quarter, up $27 million from the second quarter of 2016

◦	Net interest income on a taxable-equivalent basis was down $7 million

◦	Net interest margin was 3.39%, down two basis points

◦	Noninterest income was up $34 million

◦	Fee income ratio was 41.9%, compared to 41.2% for the prior quarter

•	Noninterest expense was $1.7 billion, down $86 million compared to the second quarter of 2016

◦	Personnel expense decreased $33 million primarily due to lower production-based incentives and employee benefits

◦	Merger-related and restructuring charges were $49 million lower as the National Penn and Swett & Crawford acquisitions occurred at the start of the prior quarter

◦	GAAP efficiency ratio was 61.7%, compared to 65.4% for the prior quarter. Adjusted efficiency ratio was 58.7%, compared to 59.6% for the prior quarter

•	Average loans and leases held for investment were $141.3 billion compared to $141.1 billion for the second quarter of 2016

◦	Average other lending subsidiaries loans increased $781 million, or 22.3% annualized

◦	Average CRE-construction and development loans increased $133 million, or 14.4% annualized

◦	Average sales finance loans declined $331 million, or 13.6% annualized

•	Average deposits were $159.5 billion compared to $160.3 billion for the prior quarter

◦	Average noninterest-bearing deposits increased $1.8 billion, or 14.3% annualized

◦	Average interest-bearing deposit costs were 0.23%, flat compared to the prior quarter

◦	Deposit mix remained strong, with average noninterest-bearing deposits representing 31.7% of total deposits, compared to 30.4% in the prior quarter

•	Asset quality remained strong

◦	Loans 90 days or more past due and still accruing were 0.42% of loans held for investment, compared to 0.43% in the prior quarter

◦	Loans 30-89 days past due and still accruing were 0.69% of loans held for investment, compared to 0.64% in the prior quarter

◦	The allowance for loan and lease losses was 1.06% of loans held for investment, flat compared to the prior quarter, which includes the impact of a shared national credit review

◦	Nonperforming assets decreased $43 million, driven by reductions in commercial and industrial nonperforming loans

◦	The allowance for loan loss coverage ratio was 2.00 times nonperforming loans held for investment, versus 1.90 times in the prior quarter

•	Capital levels remained strong across the board

◦	Common equity tier 1 to risk-weighted assets was 10.1%, or 9.9% on a fully phased-in basis

◦	Tier 1 risk-based capital was 11.8%

◦	Total capital was 14.0%

◦	Leverage capital was 9.8%

EARNINGS HIGHLIGHTS
(dollars in millions, except per share data)				Change 3Q16 vs.
	3Q16	2Q16	3Q15	2Q16	3Q15
Net income available to common shareholders	$599	$541	$492	$58	$107
Diluted earnings per common share	0.73	0.66	0.64	0.07	0.09

Net interest income - taxable equivalent	$1,650	$1,657	$1,501	$(7)	$149
Noninterest income	1,164	1,130	988	34	176
Total taxable-equivalent revenue	$2,814	$2,787	$2,489	$27	$325
Less taxable-equivalent adjustment	40	40	37
Total revenue	$2,774	$2,747	$2,452

Return on average assets (%)	1.15	1.06	1.04	0.09	0.11
Return on average risk-weighted assets (%)	1.45	1.38	1.32	0.07	0.13
Return on average common shareholders' equity (%)	8.87	8.21	8.14	0.66	0.73
Return on average tangible common shareholders' equity (1) (%)	15.20	14.33	13.23	0.87	1.97
Net interest margin - taxable equivalent (%)	3.39	3.41	3.35	(0.02)	0.04

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Third Quarter 2016 compared to Second Quarter 2016

Strategic actions during the third quarter of 2016 included the termination of the FDIC loss sharing agreements, the settlement of certain matters related to FHA-insured mortgage loans, a $50 million charitable contribution and $160 million of share repurchases. Under the terms of the termination agreement with the FDIC, Branch Bank made a cash payment of $230 million, and the FDIC no longer shares in future benefits related to the acquired loans and securities. The termination of these agreements increased risk-weighted assets by approximately $250 million.

Total taxable-equivalent revenues were $2.8 billion for the third quarter of 2016, an increase of $27 million compared to the prior quarter, which reflects a decrease of $7 million in taxable-equivalent net interest income, while noninterest income was up $34 million, primarily due to the termination of the FDIC loss share agreements.

The net interest margin was 3.39% for the third quarter, down two basis points compared to the prior quarter. Average earning assets decreased $913 million, which primarily reflects a $1.4 billion decrease in average securities partially offset by a $592 million increase in average total loans (HFI and HFS). Average interest-bearing liabilities decreased $3.3 billion, which primarily reflects a $2.6 billion decrease in interest-bearing deposits driven by a decline in time deposits. Average short-term borrowings decreased $823 million, while long-term debt increased $156 million due to issuances in the prior quarter.

The annualized yield on the total loan portfolio for the third quarter was 4.30%, down one basis point compared to the prior quarter due to sustained low interest rates. The annualized taxable-equivalent yield on the average securities portfolio for the third quarter was 2.32%, down 15 basis points compared to the prior quarter, primarily due to lower new investment yields and duration adjustments on non-agency mortgage-backed securities.

The average annualized cost of interest-bearing deposits was 0.23%, flat compared to the prior quarter. The average annualized rate paid on long-term debt was 2.05%, down five basis points compared to the prior quarter, due to lower rates on the second quarter debt issuance and the maturity of higher cost FHLB advances.

Excluding acquired from FDIC and purchased credit impaired ("PCI") loans, the provision for credit losses was $150 million and net charge-offs were $130 million for the third quarter, compared to $109 million and $97 million, respectively, for the prior quarter. These increases are primarily due to seasonality in auto lending and other consumer-related portfolios.

Noninterest income of $1.2 billion was up $34 million compared to the prior quarter as higher mortgage banking income and improved FDIC loss share income following the termination of the related agreements were partially offset by declines in insurance income and other income.

Noninterest expense was $1.7 billion for the third quarter, down $86 million compared to the prior quarter, which reflects lower merger-related and restructuring charges, personnel expense and other expense.

The provision for income taxes was $273 million for the third quarter, compared to $252 million for the prior quarter. The effective tax rate for the third quarter was 29.8%, compared to 30.0% for the prior quarter.

Third Quarter 2016 compared to Third Quarter 2015

Total taxable-equivalent revenues were $2.8 billion for the third quarter of 2016, an increase of $325 million compared to the earlier quarter. This reflects an increase of $149 million in taxable-equivalent net interest income, while noninterest income was up $176 million. These increases reflect the acquisitions during the past year.

Net interest margin was 3.39%, up four basis points compared to the earlier quarter. Average earning assets increased $15.4 billion, while average interest-bearing liabilities increased $7.9 billion, both of which were primarily driven by acquisition activity. The annualized yield on the total loan portfolio for the third quarter was 4.30%, down one basis point compared to the earlier quarter. The annualized taxable-equivalent yield on the average securities portfolio for the third quarter was 2.32%, up five basis points compared to the earlier period. This increase is primarily due to securities duration adjustments during 2016.

The average annualized cost of interest-bearing deposits was 0.23%, down one basis point compared to the earlier quarter. The average annualized rate paid on long-term debt was 2.05%, down seven basis points compared to the earlier quarter primarily due to favorable rates on new issuances.

Excluding acquired from FDIC and PCI loans, the provision for credit losses was $150 million, compared to $100 million in the earlier quarter. Net charge-offs for the third quarter of 2016, excluding loans acquired from the FDIC and PCI, totaled $130 million, compared to $107 million for the earlier quarter.

Noninterest income was $1.2 billion, up $176 million from the earlier quarter, driven by higher insurance income, mortgage banking income and improved FDIC loss share income following the termination of the related agreements.

Noninterest expense for the third quarter of 2016 was $1.7 billion, up $117 million compared to the earlier quarter. This increase reflects higher personnel expense and various other categories of expense following the current year acquisitions, partially offset by lower merger-related and restructuring charges as the earlier quarter included activity related to the Susquehanna acquisition.

The provision for income taxes was $273 million for the third quarter of 2016, compared to $222 million for the earlier quarter. This produced an effective tax rate for the third quarter of 2016 of 29.8%, compared to 29.4% for the earlier quarter.

NONINTEREST INCOME
(dollars in millions)				% Change 3Q16 vs.
	3Q16	2Q16	3Q15	2Q16	3Q15
				(annualized)
Insurance income	$410	$465	$354	(47.1)	15.8
Service charges on deposits	172	166	167	14.4	3.0
Mortgage banking income	154	111	111	154.1	38.7
Investment banking and brokerage fees and commissions	101	102	105	(3.9)	(3.8)
Trust and investment advisory revenues	68	67	63	5.9	7.9
Bankcard fees and merchant discounts	61	60	57	6.6	7.0
Checkcard fees	50	50	45	—	11.1
Operating lease income	34	35	32	(11.4)	6.3
Income from bank-owned life insurance	35	31	29	51.3	20.7
FDIC loss share income, net	(18)	(64)	(58)	NM	(69.0)
Securities gains (losses), net	—	—	(2)	NM	(100.0)
Other income	97	107	85	(37.2)	14.1
Total noninterest income	$1,164	$1,130	$988	12.0	17.8

NM - not meaningful.

Third Quarter 2016 compared to Second Quarter 2016

Noninterest income was $1.2 billion for the third quarter, up $34 million compared to the prior quarter as improved FDIC loss share income and higher mortgage banking income were partially offset by decreases in insurance income and other income.

As previously noted, BB&T reached an agreement with the FDIC to terminate the loss sharing agreements associated with the Colonial acquisition. As a result of the termination, $18 million of expense was recognized in the third quarter and no FDIC loss share income or expense will be recognized in future periods.

Mortgage banking income increased $43 million due to net mortgage servicing rights valuation adjustments and higher production volumes.

Insurance income decreased $55 million, primarily due to lower property and casualty commissions as a result of normal seasonality.

Other income decreased $10 million, primarily due to a decrease in income related to assets for certain post-employment benefits, which is offset in personnel expense.

Third Quarter 2016 compared to Third Quarter 2015

Noninterest income for the third quarter of 2016 was up $176 million compared to the earlier quarter. This increase was driven by higher insurance income, mortgage banking income, FDIC loss share income and other income.

Insurance income increased $56 million, primarily the result of the Swett & Crawford acquisition.

Mortgage banking income increased $43 million, driven by net mortgage servicing rights valuation adjustments and higher production volumes.

FDIC loss share income was $40 million better due to the termination of the loss sharing agreements with the FDIC.

Other income increased $12 million, which includes a $23 million increase in income related to assets for certain post-employment benefits, which is offset in personnel expense, and an $11 million increase in client derivative income. These increases were partially offset by a $26 million decline in income from partnerships and other investments, which is primarily due to SBIC private equity investments.

NONINTEREST EXPENSE
(dollars in millions)				% Change 3Q16 vs.
	3Q16	2Q16	3Q15	2Q16	3Q15
				(annualized)
Personnel expense	$1,006	$1,039	$882	(12.6)	14.1
Occupancy and equipment expense	203	194	183	18.5	10.9
Software expense	63	53	50	75.1	26.0
Loan-related expense	33	36	38	(33.2)	(13.2)
Outside IT services	51	44	35	63.3	45.7
Professional services	27	26	42	15.3	(35.7)
Amortization of intangibles	38	42	29	(37.9)	31.0
Regulatory charges	41	32	25	111.9	64.0
Foreclosed property expense	9	8	15	49.7	(40.0)
Merger-related and restructuring charges, net	43	92	77	NM	(44.2)
Loss (gain) on early extinguishment of debt	—	—	—	NM	NM
Other expense	197	231	218	(58.6)	(9.6)
Total noninterest expense	$1,711	$1,797	$1,594	(19.0)	7.3

NM - not meaningful.

Third Quarter 2016 compared to Second Quarter 2016

Noninterest expense was $1.7 billion for the third quarter, down $86 million compared to the prior quarter. This change was driven by lower personnel expense, merger-related and restructuring charges and other expense.

Personnel expense decreased $33 million, which was driven by a $14 million decline in certain post-employment benefits expense, which is offset in other income, and a $10 million decline in insurance incentives expense based on performance relative to targets.

Merger-related and restructuring charges decreased $49 million compared to the prior quarter. National Penn and Swett & Crawford were both acquired at the start of the second quarter, resulting in a higher volume of merger-related charges for that quarter. In addition, the prior quarter included $19 million of restructuring charges related to real estate actions.

Other expense decreased $34 million primarily due to a $73 million net benefit related to the settlement of certain legacy mortgage matters involving the origination of mortgage loans insured by the FHA. Partially offsetting this benefit was a $50 million charitable contribution.

Third Quarter 2016 compared to Third Quarter 2015

Noninterest expense for the third quarter of 2016 was up $117 million compared to the earlier quarter. This increase was driven by higher personnel expense while increases in occupancy and equipment expense, outside IT services and regulatory charges were largely offset by declines in merger-related and restructuring charges, other expense and professional services.

Personnel expense increased $124 million, driven by a $62 million increase in salaries, which reflects an increase in full time equivalent employees of approximately 2,660 primarily resulting from acquisitions. Personnel expense also reflects a $32 million increase in incentives due to improved performance relative to target measures and the Swett and Crawford acquisition. Additionally, expense related to certain post-employment benefits expense (offset in other income) was higher $23 million.

Occupancy and equipment expense increased $20 million as a result of acquisition activity and higher equipment expenditures.

Outside IT services increased $16 million primarily due to various systems-related initiatives.

Regulatory charges increased $16 million, primarily due to the FDIC's special assessment for larger institutions that became effective during the third quarter, as well as growth through acquisitions.

Merger-related and restructuring charges decreased $34 million. The earlier quarter included the Susquehanna acquisition, which resulted in a significant volume of merger-related and restructuring charges.

Other expense decreased $21 million due to the $73 million net benefit for the FHA settlement, partially offset by the $50 million charitable contribution.

Professional services decreased $15 million driven by lower expenditures for strategic projects.

LOANS AND LEASES - average balances
(dollars in millions)
	3Q16	2Q16	Change	% Change
				(annualized)
Commercial and industrial	$51,508	$51,646	$(138)	(1.1)
CRE-income producing properties	14,667	14,786	(119)	(3.2)
CRE-construction and development	3,802	3,669	133	14.4
Dealer floor plan	1,268	1,305	(37)	(11.3)
Direct retail lending	11,994	12,031	(37)	(1.2)
Sales finance	9,339	9,670	(331)	(13.6)
Revolving credit	2,537	2,477	60	9.6
Residential mortgage	30,357	30,471	(114)	(1.5)
Other lending subsidiaries	14,742	13,961	781	22.3
Acquired from FDIC and PCI	1,052	1,130	(78)	(27.5)
Total loans and leases held for investment	$141,266	$141,146	$120	0.3

Average loans held for investment for the third quarter of 2016 were $141.3 billion, up $120 million compared to the second quarter of 2016.

Other lending subsidiaries average loans increased $781 million, or 22.3% annualized, which reflects seasonal growth in consumer lending and an increase in insurance premium financing average balances due to expansion related to other financial institutions exiting this business.

Average sales finance loans declined $331 million, primarily due to the continued effects of dealer pricing structure changes implemented during the third quarter of 2015 partially offset by a portfolio acquisition late in the quarter. Additionally, the decline reflects the continued runoff of the auto lease portfolio obtained in connection with the Susquehanna acquisition.

DEPOSITS - average balances
(dollars in millions)
	3Q16	2Q16	Change	% Change
				(annualized)
Noninterest-bearing deposits	$50,559	$48,801	$1,758	14.3
Interest checking	27,754	28,376	(622)	(8.7)
Money market and savings	64,335	63,195	1,140	7.2
Time deposits	15,818	18,101	(2,283)	(50.2)
Foreign office deposits - interest-bearing	1,037	1,865	(828)	(176.6)
Total deposits	$159,503	$160,338	$(835)	(2.1)

Average deposits for the third quarter were $159.5 billion, a decrease of $835 million compared to the prior quarter.

Average noninterest-bearing deposits increased $1.8 billion, primarily due to increases in commercial balances.

Interest checking decreased $622 million, primarily due to decreases in commercial and personal balances.

Money market and savings increased $1.1 billion primarily due to investor deposit accounts, commercial balances and public funds.

Average time deposits were down $2.3 billion driven by decreases in commercial and personal balances.

Noninterest-bearing deposits represented 31.7% of total average deposits for the third quarter, compared to 30.4% for the prior quarter and 30.7% a year ago. The cost of interest-bearing deposits was 0.23% for the third quarter, flat compared to the prior quarter.

SEGMENT RESULTS
(dollars in millions)				Change 3Q16 vs.
Segment Net Income	3Q16	2Q16	3Q15	2Q16	3Q15
Community Banking	$338	$295	$260	$43	$78
Residential Mortgage Banking	117	44	58	73	59
Dealer Financial Services	40	51	42	(11)	(2)
Specialized Lending	64	61	61	3	3
Insurance Holdings	23	44	21	(21)	2
Financial Services	83	88	82	(5)	1
Other, Treasury and Corporate	(23)	4	9	(27)	(32)
Total net income	$642	$587	$533	$55	$109

Third Quarter 2016 compared to Second Quarter 2016

The financial information related to National Penn's operations was included in the Other, Treasury & Corporate segment until the systems conversion, which occurred during July 2016.

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and maintaining client relationships.

Community Banking net income was $338 million for the third quarter of 2016, an increase of $43 million compared to the prior quarter. Segment net interest income was up $49 million, primarily due to the inclusion of National Penn since conversion, partially offset by lower funding spreads on deposits. Noninterest income increased $12 million driven by higher service charges on deposits, letter of credit fees and bankcard fees.

The allocated provision for credit losses was a benefit of $3 million in the third quarter of 2016 compared to a charge of $23 million in the prior quarter. This change was primarily the result of improving credit trends in the commercial and industrial loan portfolio, partially offset by higher net charge-offs.

Noninterest expense increased $12 million driven by higher personnel expense, primarily attributable to the National Penn acquisition.

Residential Mortgage Banking

Residential Mortgage Banking originates and purchases mortgage loans to either hold for investment or sell to third-parties. BB&T generally retains the servicing rights to loans sold. Mortgage products include fixed and adjustable-rate government guaranteed and conventional loans used for the purpose of constructing, purchasing or refinancing residential properties. Substantially all of the properties are owner-occupied.

Residential Mortgage Banking net income was $117 million for the third quarter of 2016, an increase of $73 million compared to the prior quarter. Noninterest income increased $34 million driven by higher net mortgage servicing rights valuation adjustments and higher saleable loan volume. Noninterest expense decreased $77 million, driven by the previously discussed settlement of certain FHA-insured loan matters and lower loan processing expense.

Dealer Financial Services

Dealer Financial Services originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T's market area through BB&T Dealer Finance, and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles. In conjunction with Community Banking, Dealer Financial Services provides financing and servicing to dealers for their inventories in Community Banking's footprint.

Dealer Financial Services net income was $40 million for the third quarter of 2016, a decrease of $11 million compared to the prior quarter. This decrease was driven by an $18 million increase in the allocated provision for credit losses, primarily the result of loan growth and seasonally higher net charge-offs in the Regional Acceptance loan portfolio, but still within risk appetite levels.

Specialized Lending

Specialized Lending consists of businesses that provide specialty finance solutions to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance and small ticket dealer-based financing of equipment for consumers and small businesses.

Specialized Lending net income was $64 million for the third quarter of 2016, an increase of $3 million compared to the prior quarter.

Specialized Lending average loans increased $1.3 billion, or 29.6% annualized, primarily due to higher mortgage warehouse, insurance premium finance, small ticket dealer-based finance and governmental finance loans.

Insurance Holdings

BB&T's insurance agency / brokerage network is the fifth largest in the United States and sixth largest in the world. Insurance Holdings provides property and casualty, life, and health insurance to businesses and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance.

Insurance Holdings net income was $23 million in the third quarter of 2016, a decrease of $21 million compared to the prior quarter. Noninterest income decreased $53 million, which primarily reflects seasonality in the commercial property and casualty insurance business. Noninterest expense decreased $18 million, primarily due to lower personnel expense, operating charge-offs and business referral expense.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients a variety of investment services, including discount brokerage services, equities, annuities, mutual funds and government bonds through BB&T Investment Services, Inc. The segment includes BB&T Securities, a full-service brokerage and investment banking firm, and the Corporate Banking Division, which originates and services large corporate relationships, syndicated lending relationships and client derivatives. The segment also includes the company's SBIC private equity investments.

Financial Services net income was $83 million in the third quarter of 2016, a decrease of $5 million compared to the prior quarter. Noninterest income increased $16 million, primarily due to higher client derivative income, trust and investment advisory fees and higher income from SBIC private equity investments. The allocated provision for credit losses increased $26 million, driven by risk grade mix changes, partially offset by lower loan balances.

Corporate Banking's average loan balances decreased $152 million, or an annualized 4.2%, compared to the prior quarter, while BB&T Wealth's average loan balances increased $37 million, or 8.6% annualized. Corporate Banking's average transaction account deposits grew $258 million, or 43.6% on an annualized basis over the prior quarter. BB&T Wealth's average transaction account deposits grew $150 million, or 13.7% on an annualized basis.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and income received from derivatives used to hedge the balance sheet. As previously discussed, Branch Bank entered into an agreement with the FDIC to terminate the loss share agreements during the current quarter.

Other, Treasury & Corporate generated a net loss of $23 million in the third quarter of 2016, compared to net income of $4 million in the prior quarter. Segment net interest income decreased $75 million, primarily due to lower yields and a reduction in the size of the securities portfolio, as well as the inclusion of National Penn in this segment in the prior quarter. Noninterest income increased $14 million, primarily due to improved FDIC loss share income as a result of the previously discussed termination of the FDIC loss share agreements. Partially offsetting this increase was lower income related to assets for certain post-employment benefits.

The allocated provision for credit losses increased $14 million, primarily attributable to an increase in the reserve for unfunded lending commitments driven by changes related to the mix of lines of credit, letters of credit and bankers' acceptances.

Noninterest expense decreased $5 million as a result of lower personnel expense, primarily attributable to the inclusion of National Penn results in the earlier quarter, and lower merger-related and restructuring charges. These decreases were partially offset by higher regulatory charges, software expense and occupancy and equipment expense, as well as the $50 million charitable contribution in the current quarter. The segment allocated $15 million more of expense to other operating segments compared to the prior quarter.

Third Quarter 2016 compared to Third Quarter 2015

Community Banking

Community Banking net income was $338 million for the third quarter of 2016, an increase of $78 million compared to the earlier quarter. Segment net interest income and noninterest income increased $200 million and $14 million, respectively, primarily driven by acquisition activity and higher funding spreads on deposits. Noninterest expense increased $67 million, driven by higher personnel and occupancy and equipment expense primarily attributable to the acquisitions. Allocated corporate expense increased by $33 million compared to the earlier quarter, primarily driven by acquisitions.

Residential Mortgage Banking

Residential Mortgage Banking net income was $117 million for the third quarter of 2016, an increase of $59 million compared to the earlier quarter. Noninterest income increased $23 million driven by higher net mortgage servicing rights valuation adjustments. Noninterest expense decreased $75 million driven by the previously discussed settlement of certain FHA-insured loan matters and lower professional services expense, partially offset by higher personnel expense.

Dealer Financial Services

Dealer Financial Services net income was $40 million for the third quarter of 2016, a decrease of $2 million compared to the earlier quarter. Segment net interest income was up slightly, primarily due to the addition of Susquehanna's consumer auto leasing business as well as growth in the Regional Acceptance loan portfolio. The allocated provision for credit losses increased $9 million, driven by loan growth and higher net charge-offs in the Regional Acceptance loan portfolio.

Specialized Lending

Specialized Lending net income was $64 million for the third quarter of 2016, an increase of $3 million compared to the earlier quarter. Segment net interest income increased $11 million, primarily attributable to growth in Susquehanna's small business equipment finance and small ticket dealer-based finance portfolios, partially offset by lower interest rates on new loans. Noninterest income increased $25 million as the result of higher commercial mortgage banking income, gains on finance leases and operating lease income. The allocated provision for credit losses was up $15 million, primarily due to mortgage warehouse loan growth and higher net charge-offs in the commercial finance, small business equipment finance and small ticket dealer-based finance portfolios. Noninterest expense was up $11 million, primarily due to higher personnel expense, IT professional services expense and depreciation of property held under operating leases related to growth in Equipment Finance's lease portfolio.

Insurance Holdings

Insurance Holdings net income was $23 million for the third quarter of 2016, an increase of $2 million compared to the earlier quarter. Noninterest income increased $59 million, which primarily reflects the addition of Swett and Crawford and higher life insurance and employee benefit commissions. Noninterest expense increased $48 million, primarily due to the Swett & Crawford acquisition that led to higher personnel expense and higher occupancy and equipment expense.

Financial Services

Financial Services net income was $83 million for the third quarter of 2016, essentially flat compared to the earlier quarter. Segment net interest income increased $26 million, primarily driven by loan and deposit growth and higher funding spreads on deposits for Corporate Banking and BB&T Wealth. The allocated provision for credit losses increased $10 million, driven by higher net charge-offs and risk grade mix changes. Noninterest expense increased $15 million compared to the earlier quarter, primarily due to higher personnel expense and restructuring charges.

Other, Treasury & Corporate

Other, Treasury & Corporate generated a net loss of $23 million in the third quarter of 2016, compared to net income of $9 million in the earlier quarter. Segment net interest income decreased $100 million, primarily due to higher funding credits on deposits allocated to other segments and the inclusion of Susquehanna results in the earlier quarter. Noninterest income increased $54 million, primarily due to improved FDIC loss share income and an increase in income related to assets for certain post-employment benefits.

The allocated provision for credit losses increased $19 million, primarily attributable to an increase in the reserve for unfunded lending commitments driven by changes related to the mix of lines of credit, letters of credit and bankers' acceptances.

Noninterest expense increased $41 million due to charitable contributions, partially offset by lower personnel expense and merger-related and restructuring charges. The segment allocated $52 million more of expense to other operating segments compared to the earlier quarter.

CAPITAL RATIOS (1)
	3Q16	2Q16	1Q16	4Q15	3Q15
Risk-based:
Common equity Tier 1	10.1%	10.0%	10.4%	10.3%	10.1%
Tier 1	11.8	11.7	12.2	11.8	11.7
Total	14.0	13.9	14.6	14.3	14.2
Leverage	9.8	9.6	10.1	9.8	9.9

(1)	Current quarter regulatory capital ratios are preliminary.

Capital levels remained strong at September 30, 2016. BB&T declared total common dividends of $0.30 per share during the third quarter of 2016, which represents a $0.02 increase and resulted in a dividend payout ratio of 40.5%. Capital ratios increased during the third quarter primarily due to earnings in excess of dividends. BB&T also completed $160 million of share repurchases during the third quarter.

BB&T's estimated common equity Tier 1 ratio under Basel III, on a fully-phased in basis, was approximately 9.9% at September 30, 2016 and 9.8% at June 30, 2016.

BB&T's liquidity coverage ratio was approximately 122% at September 30, 2016, compared to the regulatory minimum of 90%. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 13.6% at September 30, 2016.

ASSET QUALITY (1)
(dollars in millions)
	3Q16	2Q16	1Q16	4Q15	3Q15
Total nonperforming assets	$843	$886	$903	$712	$744
Total performing TDRs	1,072	1,003	981	982	976
Total loans 90 days past due and still accruing	592	610	609	677	734
Total loans 30-89 days past due	980	914	825	1,031	909

Nonperforming loans and leases as a percentage of loans and leases held for investment (%)	0.53	0.56	0.58	0.42	0.43
Nonperforming assets as a percentage of total assets (%)	0.38	0.40	0.42	0.34	0.36
Allowance for loan and lease losses as a percentage of loans and leases held for investment (%)	1.06	1.06	1.10	1.07	1.08
Net charge-offs as a percentage of average loans and leases (%) annualized	0.37	0.28	0.46	0.38	0.32
Ratio of allowance for loan and lease losses to net charge-offs (times) annualized	2.91	3.88	2.40	2.83	3.44
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment (times)	2.00	1.90	1.89	2.53	2.49

(1)
Includes amounts related to government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

Nonperforming assets totaled $843 million at September 30, 2016, down $43 million compared to June 30, 2016. The decrease was driven by a $39 million decline in nonperforming commercial and industrial loans, primarily due to a $25 million nonperforming loan that was transferred to held for sale and subsequently sold on October 5th. At September 30, 2016, nonperforming loans and leases represented 0.53% of loans and leases held for investment, compared to 0.56% at June 30, 2016.

Performing TDRs increased $69 million during the third quarter, driven by a $45 million increase in government guaranteed residential mortgage loans. This increase was primarily the result of the change in the strategy of repurchasing loans from GNMA pools that BB&T has the right but not the obligation to repurchase that commenced in the second quarter.

Loans 30-89 days past due and still accruing totaled $980 million at September 30, 2016, up $66 million compared to the prior quarter. This increase was primarily driven by seasonality in retail portfolios.

Loans 90 days or more past due and still accruing totaled $592 million at September 30, 2016, down $18 million compared to the prior quarter, as a $30 million decrease in past due loans acquired from the FDIC and PCI loans was partially offset by an increase in past due residential mortgage loans. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.42% at September 30, 2016, compared to 0.43% for the prior quarter. Excluding government guaranteed and acquired from FDIC and PCI loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.06% at September 30, 2016, an increase of one basis point compared to the prior quarter.

Net charge-offs during the third quarter totaled $130 million, up $33 million compared to the prior quarter, primarily due to seasonal increases in the retail lending portfolio. As a percentage of average loans and leases, annualized net charge-offs were 0.37%, compared to 0.28% in the prior quarter.

The allowance for loan and lease losses, excluding the allowance for loans acquired from the FDIC and PCI loans, was $1.4 billion, up $6 million compared to the prior quarter. As of September 30, 2016, the total allowance for loan and lease losses was 1.06% of loans and leases held for investment, flat compared to June 30, 2016, which includes the recent shared national credit review.

The allowance for loan and lease losses was 2.00 times nonperforming loans and leases held for investment, compared to 1.90 times at June 30, 2016. At September 30, 2016, the allowance for loan and lease losses was 2.91 times annualized net charge-offs, compared to 3.88 times at June 30, 2016, which reflects the seasonal increase in charge-offs noted above.

Earnings presentation and Quarterly Performance Summary

To listen to BB&T's live third quarter 2016 earnings conference call at 8 a.m. (ET) today, please call 1-888-632-5009 and enter the participant code 5184622. A presentation will be used during the earnings conference call and is available on our website at https://bbt.investorroom.com/webcasts-and-presentations. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 4313363).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at https://bbt.investorroom.com/webcasts-and-presentations.

BB&T's third quarter 2016 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T's website at www.BBT.com.

About BB&T

As of September 30, 2016, BB&T is one of the largest financial services holding companies in the U.S. with $222.6 billion in assets and market capitalization of $30.6 billion. Based in Winston-Salem, N.C., the company operates 2,220 financial centers in 15 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. BB&T also has been named one of the World's Strongest Banks by Bloomberg Markets Magazine, one of the top three in the U.S. and in the top 15 globally. More information about BB&T and its full line of products and services is available at www.BBT.com.

#-#-#

Capital ratios are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). BB&T's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T's management believes investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•
Tangible common equity and related ratios are non-GAAP measures that exclude the impact of intangible assets and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. The return on average risk-weighted assets is a non-GAAP measure. BB&T's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes investors may find them useful in their analysis of the Corporation.

•
The ratio of loans greater than 90 days and still accruing interest as a percentage of loans held for investment has been adjusted to remove the impact of loans that were covered by FDIC loss sharing agreements and purchased credit impaired ("PCI") loans as well as government guaranteed loans. Management believes their inclusion may result in distortion of these ratios such that they might not be comparable to other periods presented or to other portfolios not impacted by purchase accounting or reflective of asset collectibility.

•
The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges.

•
Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of interest income and funding costs associated with loans and securities acquired in the Colonial acquisition and PCI loans acquired from Susquehanna and National Penn. Core net interest margin is also adjusted to remove the purchase accounting marks and related amortization for non-PCI loans, deposits and long-term debt acquired from Susquehanna and National Penn. BB&T's management believes the adjustments to the calculation of net interest margin for certain assets and deposits acquired provide investors with useful information related to the performance of BB&T's earning assets.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T's Third Quarter 2016 Quarterly Performance Summary, which is available on BB&T's website at www.BBT.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T. Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding BB&T's business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. BB&T's actual results may differ materially from those contemplated by the forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," "could," and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. While there is no assurance any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•
general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;

•
disruptions to the national or global financial markets, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies and the adverse effects of recessionary conditions or market disruptions in Europe, China or other global markets;

•
changes in the interest rate environment, including interest rate changes made by the Federal Reserve, and cash flow reassessments may reduce NIM and/or the volumes and values of loans made or held as well as the value of other financial assets held;

•	competitive pressures among depository and other financial institutions may increase significantly;

•	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act, may adversely affect the businesses in which BB&T is engaged;

•	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;

•	a reduction may occur in BB&T's credit ratings;

•	adverse changes may occur in the securities markets;

•	competitors of BB&T may have greater financial resources or develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;

•	cyber-security risks, including "denial of service," "hacking" and "identity theft," could adversely affect our business and financial performance or our reputation, and we could be liable for financial losses incurred by third parties due to breaches of data shared between financial institutions;

•
natural or other disasters, including acts of terrorism, could have an adverse effect on BB&T in that such events could materially disrupt BB&T's operations or the ability or willingness of customers to access the services BB&T offers;

•	costs related to the integration of the businesses of BB&T and its merger partners may be greater than expected;

•
failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions or fully achieve expected cost savings or revenue growth associated with mergers and acquisitions within the expected time frames could adversely impact financial condition and results of operations;

•	significant litigation could have a material adverse effect on BB&T;

•
unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries could result in negative publicity, protests, fines, penalties, restrictions on BB&T's operations or ability to expand its business and other negative consequences, all of which could cause reputational damage and adversely impact BB&T's financial conditions and results of operations;

•	deposit attrition, customer loss and/or revenue loss following completed mergers/acquisitions may exceed expectations;

•
higher-than-expected costs related to information technology infrastructure or a failure to successfully implement future system enhancements could adversely impact BB&T's financial condition and results of operations and could result in significant additional costs to BB&T; and

•
widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties, could adversely impact BB&T's financial condition and results of operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.